Exhibit 99.1

Byrna Technologies Reports Fiscal First Quarter 2026 Results

Outlines Strategic Priorities Focused on Retail Channel Execution, Broader Customer Reach, Improved Conversion, and Operating Leverage Under New CEO Conn Davis

ANDOVER, Mass., April 9, 2026 - Byrna Technologies Inc. (“Byrna” or the “Company”) (Nasdaq: BYRN), a personal defense technology company specializing in the development, manufacture, and sale of innovative less-lethal personal security solutions, today reported select financial results for its fiscal first quarter (“Q1 2026”) ended February 28, 2026.

Fiscal First Quarter 2026 and Recent Operational Highlights

●	Appointed Conn Davis as Chief Executive Officer, succeeding retiring CEO Bryan Ganz. Davis brings deep experience scaling consumer brands across product innovation, distribution, e-commerce, and M&A.
●

Began partnership with Academy Sports + Outdoors, expanding Byrna’s brick-and-mortar market presence in Texas and Southeast U.S., with an initial launch in approximately 50 stores and a phased rollout targeting approximately 200 to 250 stores by year-end.

●	Expanded the Company’s Mountain West footprint with the addition of 14 Murdoch’s Ranch & Home Supply stores, targeting 30 stores across the region by year-end.
●	Introduced the Byrna CL-XL launcher, expanding the product lineup to address additional customer preferences.
●	Elevated TJ Kennedy as Chair of the Board, bringing extensive experience scaling mission-critical public safety technologies as a former public company CEO.
●	Promoted Luan Pham to President, recognizing his central role in scaling revenue from $17 million in 2020 to $118 million in 2025, where he will oversee marketing, brand strategy, and distribution.
●	Appointed Robert Holmes as VP of New Product Development and R&D, bringing deep technology and hardware innovation experience from prior roles at consumer companies.
●

Launched the new “Find the Right Launcher” experience on Byrna.com in recent weeks, designed to help consumers identify the product best suited to their needs and location while improving education and conversion.

Fiscal First Quarter 2026 Financial Results

Results compare Q1 2026 to the 2025 fiscal first quarter ended February 28, 2025, unless otherwise indicated.

Net revenue for Q1 2026 was $29.0 million, compared to $26.2 million in the fiscal first quarter of 2025 (“Q1 2025”). The 11% year-over-year increase was driven primarily by continued sales expansion across dealer and chain store channels, partially offset by typical post-holiday seasonal moderation in the quarter. The Company also ended the quarter with approximately $1.1 million in backlog, slightly above typical first-quarter levels due to timing of shipments at quarter-end.

Gross profit for Q1 2026 was $17.4 million (60% of net revenue), up from $15.9 million (61% of net revenue) in Q1 2025. The increase in gross profit was driven by the increase in overall sales. The modest change in gross margin was primarily due to the greater contribution of dealer and chain store sales. The Company expects to see gross margin expansion in the back half of the year given continued changes in product mix, modest price increases implemented late in the first quarter, and continued efficiency improvement in manufacturing.

Operating expenses for Q1 2026 were $16.5 million, compared to $14.2 million for Q1 2025, an increase of 16%. The increase reflects higher advertising expenses and marketing costs to support revenue growth through retail distribution expansion, and initiatives aimed at increasing brand awareness and conversion. The Company also incurred higher costs related to legal and other professional expenses in the first quarter.

Net income for Q1 2026 was $0.8 million, compared to $1.7 million for Q1 2025.

Adjusted EBITDA1, a non-GAAP metric reconciled below, for Q1 2026 totaled $2.2 million, compared to $3.0 million in Q1 2025.

Cash, cash equivalents and marketable securities as of February 28, 2026 totaled $9.6 million, compared to $15.5 million at November 30, 2025. Inventory on February 28, 2026 totaled $33.1 million compared to $32.7 million on November 30, 2025. The Company is focused on lowering inventory over time and improving working capital efficiency.

Management Commentary

Byrna CEO Conn Davis stated: “Byrna has important strengths already in place, including a differentiated product offering, a strong balance sheet, a domestic manufacturing footprint, and a growing retail and dealer presence. At the same time, it is clear to me that the next phase of value creation will be defined by sharper execution across marketing, e-commerce, retail productivity, and operating discipline. That is where our focus is today.

“Our fiscal first quarter results reflect real demand for our solutions while also highlighting clear areas where we need to improve execution. In the near term, our focus is on three priorities. First, driving deeper penetration across our retail and dealer channels, which we view as our single biggest growth opportunity over the next 12 to 18 months. Second, broadening our brand message to reach a wider set of customer segments. Historically, Byrna has spoken most effectively to a narrower slice of the market, and we believe the less-lethal personal defense category can resonate with a much broader audience when the product is presented, merchandised, and explained effectively. Third, establishing a clear financial algorithm so that growth flows through to stronger EBITDA, cash generation, and working capital efficiency over time.

“We also see a meaningful opportunity to improve the performance of Byrna.com. Traffic has remained relatively healthy, but conversion has declined and average order value has come under pressure in recent months, which tells us the issue is not simply demand generation, but how effectively we are converting that demand. We are investing to improve the website experience, make it easier for customers to understand our product lineup, and create a clearer path to purchase. Our new ‘Find the Right Product’ experience on Byrna.com is one example of that effort. It is already helping consumers better understand which product is right for them while generating valuable data that can help us improve education, conversion, and the overall customer experience.

1 See non-GAAP financial measures at the end of this press release for a reconciliation and a discussion of non-GAAP financial measures.

“Based on what we are seeing today, fiscal Q2 is developing below our expectations and below the kind of sequential improvement we would ultimately expect this business to deliver. At the same time, we are in the middle of making meaningful changes to demand generation, website conversion, retail productivity, inventory discipline, and internal forecasting. We believe those changes are necessary, but they also make near-term results more variable and less suitable for formal quarterly guidance until we have better operating consistency and stronger internal visibility. We are focused on addressing the drivers of underperformance directly and positioning the business to perform better over time.”

Conference Call

The Company’s management will host a conference call today, April 9, 2026, at 9:00 a.m. Eastern time (6:00 a.m. Pacific time) to discuss these results, followed by a question-and-answer period.

Toll-Free Dial-In: 877-709-8150

International Dial-In: +1 201-689-8354

Confirmation: 13759372

Please call the conference telephone number 5-10 minutes prior to the start time of the conference call. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Group at 949-574-3860.

The conference call will be broadcast live and available for replay here and via the Investor Relations section of Byrna’s website.

About Byrna Technologies Inc.

Byrna is a personal defense technology company specializing in the development, manufacture, and sale of innovative less-lethal personal security solutions. For more information on the Company, please visit the corporate website here or the Company’s investor relations site here. The Company is the manufacturer of the Byrna® CL, Byrna® LE and Byrna® SD personal security devices, state-of-the-art handheld CO2 powered launchers designed to provide a less-lethal alternative to a firearm for the consumer, private security, and law enforcement markets. To purchase Byrna products, visit the Company’s e-commerce store.

Forward-Looking Statements

This news release contains "forward-looking statements" within the meaning of the federal securities laws. All statements contained in this news release, other than statements of current and historical fact, are forward-looking statements. Often, but not always, forward-looking statements can be identified by the general use of words such as "plans," "expects," "intends," "anticipates," and "believes" and statements that certain actions, events or results "may," "could," "would," "should," "might," "occur," or "be achieved," or "will be taken." Forward-looking statements in this news release include but are not limited to our statements related to our expected sales during future periods; our strategic priorities under our new CEO, Conn Davis, including driving deeper penetration across our retail and dealer channels, which we view as our primary growth opportunity over the next 12 - 18 months; broadening our brand message to reach a wider set of customer segments and expanding our addressable market, and establishing a financial framework to ensure that incremental revenue drives meaningful improvement in Adjusted EBITDA and cash generation over time; the anticipated benefits of our partnership with Academy Sports + Outdoors and continued brick and mortar retail expansion; our plans to enhance Byrna.com as our flagship digital destination through targeted investment in e-commerce capabilities, conversion rate improvement, and omnichannel purchasing options; our intent to leverage proprietary data and insights gathered from Byrna.com, our customer lists, and our own retail locations to optimize our marketing, online presence, and dealer strategies; anticipated demand for our products, including anticipated market reception for the Byrna CL-XL launcher; our ability to scale production lines; Byrna’s ability to remain self-sustaining, profitable and cash-flow positive; the expected benefits of continued investment in production, engineering, and new product development capabilities; Byrna’s ability to continue to collaborate with retail partners and grow revenue per store; the potential use of funds from Byrna’s credit facility to support potential acquisitions and working capital needs; the Company’s plans to reduce inventory levels over time and improve working capital efficiency; our plans to use our balance sheet to invest in growth, focusing on improvements in conversion, customer acquisition, and retail performance while maintaining disciplined capital allocation; our ability to align the Byrna organization around near- term execution priorities while building toward our long term strategic vision; brand awareness of Byrna and continued acceptance of the less-than-lethal personal defense market; our expectations regarding gross margin expansion during fiscal year 2026, including the anticipated impact of changes in product mix, price increases implemented in the first quarter, and continued improvements in manufacturing efficiency; our plans to launch Byrna products in 50 retail store locations and to expand into an additional 200 to 250 retail locations by fiscal year end; our plans to expand the Company’s Mountain West retail presence through Murdoch’s Ranch & Home Supply; our expectation that meaningful operational changes currently underway in demand generation, website conversion, retail productivity, and internal forecasting will, over time, result in improved operating performance, and the basis for the Company’s determination not to provide formal quarterly financial guidance for fiscal Q2 2026 until greater internal forecasting visibility is established; and, Byrna’s positioning for sustained growth in future fiscal years. Forward-looking statements are not, and cannot be, a guarantee of future results or events. Forward-looking statements are based on, among other things, opinions, assumptions, estimates, and analyses that, while considered reasonable by the Company at the date the forward-looking information is provided, inherently are subject to significant risks, uncertainties, contingencies, and other factors that may cause actual results and events to be materially different from those expressed or implied.

Any number of risk factors could affect our actual results and cause them to differ materially from those expressed or implied by the forward-looking statements in this news release, including, but not limited to, disappointing market responses to current or future products or services; prolonged, new, or exacerbated disruption of our supply chain; the further or prolonged disruption of new product development; production or distribution disruption or delays in entry or penetration of sales channels due to inventory constraints, competitive factors, increased transportation costs or interruptions, including due to weather, flooding or fires; prototype, parts and material shortages, particularly of parts sourced from limited or sole source providers; determinations by third party controlled distribution channels, including Amazon, not to carry or reduce inventory of the Company’s products; determinations by advertisers or social media platforms, or legislation that prevents or limits marketing of some or all Byrna products; the loss of marketing partners; challenges arising from the transition to the new executive leadership and execution of new strategic priorities by the Company’s new management team; the risk that investments in e-commerce enhancements or digital capabilities, including improvements to Byrna.com, do not yield anticipated improvements in conversion rates, customer acquisition, or revenue; the risk that efforts to broaden brand messaging or expand into new customer segments do not achieve anticipated market penetration or revenue results; increases in marketing expenditure may not yield expected revenue increases; potential cancellations of existing or future orders including as a result of any fulfillment delays, introduction of competing products, negative publicity, or other factors; product design or manufacturing defects or recalls; litigation, enforcement proceedings or other regulatory or legal developments; changes in consumer or political sentiment affecting product demand; regulatory factors including the impact of commerce and trade laws and regulations; changes in domestic or international trade policy, including the imposition of new or increased tariffs, export controls or other trade restrictions, that could result in an increase in the cost of materials, components or finished goods used or sold by the Company, and/ or that could disrupt the Company’s supply chain, or otherwise adversely affect the Company’s costs, revenues, or results of operations; the risk that price increases implemented in the first quarter are not sustained, are reversed in response to market or competitive conditions, or otherwise fail to contribute to gross margin improvement as anticipated; the risk that anticipated manufacturing efficiency improvements do not materialize or are offset by increases in input, labor, or overhead costs; the risk that planned retail store launches, including the targeted addition of up to 250 new retail locations, are delayed, reduced in scope, or not executed by retail partners on the anticipated timeline; and, future restrictions on the Company’s cash resources, increased costs and other events that could potentially reduce demand for the Company’s products or result in order cancellations. The order in which these factors appear should not be construed to indicate their relative importance or priority. We caution that these factors may not be exhaustive; accordingly, any forward-looking statements contained herein should not be relied upon as a prediction of actual results. Investors should carefully consider these and other relevant factors, including those risk factors in Part I, Item 1A, ("Risk Factors") in the Company’s most recent Form 10-K, and should understand it is impossible to predict or identify all such factors or risks, and should not consider the foregoing list, or the risks identified in the Company’s SEC filings, to be a complete discussion of all potential risks or uncertainties, and should not place undue reliance on forward-looking information. The Company assumes no obligation to update or revise any forward-looking information, except as required by applicable law.

Investor Contact:

Tom Colton and Alec Wilson
Gateway Group, Inc.
949-574-3860
BYRN@gateway-grp.com

-Financial Tables to Follow-

BYRNA TECHNOLOGIES INC.

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(Amounts in thousands except share and per share data)

(Unaudited)

	For the Three Months Ended
	February 28
	2026	2025
Net revenue	$29,049	$26,190
Cost of goods sold	11,648	10,266
Gross profit	17,401	15,924
Operating expenses	16,473	14,228
INCOME (LOSS) FROM OPERATIONS	928	1,696
OTHER INCOME (EXPENSE)
Foreign currency transaction loss	(238)	(80)
Interest income	88	186
Other income (expense)	19	-
INCOME (LOSS) BEFORE INCOME TAXES	797	1,802
Income tax benefit (expense)	4	(140)
NET INCOME (LOSS)	$801	$1,662

Foreign currency translation adjustment for the period	354	(130)
Unrealized gain on marketable securities	1	60
COMPREHENSIVE INCOME (LOSS)	$1,156	$1,592

Basic net income (loss) per share	$0.04	$0.07
Diluted net income (loss) per share	$0.03	$0.07

Weighted-average number of common shares outstanding - basic	22,667,850	22,587,099
Weighted-average number of common shares outstanding - diluted	23,829,637	24,098,635

BYRNA TECHNOLOGIES INC.

Condensed Consolidated Balance Sheets

(Amounts in thousands, except share and per share data)

	February 28	November 30,
	2026	2025
	Unaudited
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$7,452	$13,727
Restricted Cash	$400	$—
Marketable Securities	1,755	1,754
Accounts receivable, net	11,561	10,840
Inventory, net	33,099	32,694
Prepaid expenses and other current assets	5,082	4,681
Total current assets	59,349	63,696
LONG TERM ASSETS
Deposits for equipment	1,852	1,495
Right-of-use-asset, net	1,879	2,042
Property and equipment, net	7,419	7,726
Intangible assets, net	3,021	3,086
Goodwill	2,258	2,258
Deferred tax asset	3,990	4,134
Other assets	132	51
TOTAL ASSETS	$79,900	$84,488

LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$10,775	$15,864
Operating lease liabilities, current	751	734
Deferred revenue, current	445	496
Total current liabilities	11,971	17,094
LONG TERM LIABILITIES
Deferred revenue, non-current	22	25
Operating lease liabilities, non-current	1,419	1,612
Total liabilities	13,412	18,731

STOCKHOLDERS’ EQUITY
Preferred stock	—	—
Common stock	25	25
Additional paid-in capital	136,398	135,870
Treasury stock	(23,308)	(22,355)
Accumulated deficit	(46,295)	(47,096)
Accumulated other comprehensive loss	(332)	(687)

Total Stockholders’ Equity	66,488	65,757

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$79,900	$84,488

Non-GAAP Financial Measures

In addition to providing financial measurements based on generally accepted accounting principles in the United States (GAAP), we provide an additional financial metric that is not prepared in accordance with GAAP (non-GAAP) with presenting non-GAAP adjusted EBITDA. Management uses this non-GAAP financial measure, in addition to GAAP financial measures, to understand and compare operating results across accounting periods, for financial and operational decision making, for planning and forecasting purposes and to evaluate our financial performance. We believe that this non-GAAP financial measure helps us to identify underlying trends in our business that could otherwise be masked by the effect of certain expenses that we exclude in the calculations of the non-GAAP financial measure.

Accordingly, we believe that this non-GAAP financial measure reflects our ongoing business in a manner that allows for meaningful comparisons and analysis of trends in the business and provides useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects.

This non-GAAP financial measure does not replace the presentation of our GAAP financial results and should only be used as a supplement to, not as a substitute for, our financial results presented in accordance with GAAP. There are limitations in the use of non-GAAP measures, because they do not include all the expenses that must be included under GAAP and because they involve the exercise of judgment concerning exclusions of items from the comparable non-GAAP financial measure. In addition, other companies may use other non-GAAP measures to evaluate their performance, or may calculate non-GAAP measures differently, all of which could reduce the usefulness of our non-GAAP financial measure as a tool for comparison.

Adjusted EBITDA

Adjusted EBITDA is defined as net (loss) income as reported in our condensed consolidated statements of operations and comprehensive (loss) income excluding the impact of (I) depreciation and amortization; (ii) income tax provision (benefit); (iii) interest income (expense); (iv) stock-based compensation expense, (v) impairment loss, and (vi) one time, non-recurring other expenses or income. Our Adjusted EBITDA measure eliminates potential differences in performance caused by variations in capital structures (affecting finance costs), tax positions, the cost and age of tangible assets (affecting relative depreciation expense) and the extent to which intangible assets are identifiable (affecting relative amortization expense). We also exclude certain one-time and non-cash costs. Reconciliation of Adjusted EBITDA to net (loss) income, the most directly comparable GAAP measure, is as follows (in thousands):

	For the Three Months Ended
	February 28
	2026	2025
Net Income (Loss)	$801	$1,662

Adjustments:
Interest income	(88)	(186)
Income tax expense	(4)	140
Depreciation and amortization	635	440
Non-GAAP EBITDA	$1,344	$2,056

Stock-based compensation expense	535	840
Severance/Officer Transition	332	130
Non-GAAP adjusted EBITDA	$2,211	$3,026